UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Tactile Systems Technology, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Tactile systems technology, inc.

Supplement to Proxy Statement for the

2024 Annual Meeting of Stockholders

To be Held on May 8, 2024

The following information supplements the Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) that was filed by Tactile Systems Technology, Inc. (the “Company,” “we,” “us” and “our”) with the Securities and Exchange Commission (the “SEC”) on March 27, 2024 and provided to the Company’s stockholders in connection with the solicitation of proxies by the Company’s Board of Directors for the Company’s 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 8, 2024. This supplement to the Proxy Statement (this “Supplement”) is being filed with the SEC on April 23, 2024. All capitalized terms not otherwise defined herein shall have the respective meanings as set forth in the Proxy Statement.

The information in this Supplement is in addition to the information provided by the Proxy Statement, and except for the changes herein, this Supplement does not modify any other information set forth in the Proxy Statement. The Proxy Statement contains important additional information and this Supplement should be read in conjunction with the Proxy Statement.

The Company is providing this Supplement solely to provide supplemental disclosure regarding two of the nominees for director, Daniel L. Reuvers and Sheri L. Dodd, who are standing for re-election at the Annual Meeting.

If you have already voted by Internet, telephone, or mail, you do not need to take any action unless you wish to change your vote. Proxy voting instructions already returned by stockholders (via Internet, telephone, or mail) will remain valid and will be voted at the Annual Meeting unless revoked. Important information regarding how to change your vote and revoke proxies is available in the Proxy Statement under the caption “Questions and Answers about the Annual Meeting – Can I Change My Vote After I Have Submitted a Proxy?” on page 69 of the Proxy Statement.

Chief Executive Officer Transition

On April 23, 2024, the Company announced that Daniel L. Reuvers has informed the Company’s Board of Directors of his decision to retire as Chief Executive Officer, effective as of June 30, 2024, and that the Board of Directors has appointed Sheri L. Dodd as the Company’s Chief Executive Officer, effective July 1, 2024 (the “Effective Date”).

Ms. Dodd

Ms. Dodd has been a member of the Company’s Board of Directors since January 1, 2021, and will remain on the Board following the Effective Date, assuming the Company’s stockholders re-elect her as a director at the Annual Meeting. Ms. Dodd is no longer a member of any of the committees of the Board, and William W. Burke has taken her place as a member of the Compliance and Reimbursement Committee.

There are no changes to Ms. Dodd’s biography set forth on page 11 of the Proxy Statement, other than her employment as President of Medtronic Canada at Medtronic, plc ended in April 2024, as well as matters relating to her upcoming appointment as Chief Executive Officer on the Effective Date, as described in this Supplement.

Ms. Dodd and the Company entered into an offer letter dated April 23, 2024. In addition, the Compensation and Organization Committee of the Board of Directors approved Ms. Dodd’s initial compensation as Chief Executive Officer as follows:

•	An initial annual base salary of $650,000 per year.

•	Ms. Dodd will be eligible to receive an annual cash bonus under the Company’s management incentive plan in a target amount equal to 90% of her actual base salary earned for 2024.

•	Ms. Dodd will receive equity awards under our 2016 Equity Incentive Plan, to be granted on the second business day following our release of earnings for the second fiscal quarter of 2024:

o	a grant of restricted stock units (“RSUs”) with a value of $875,000, which RSUs will vest in thirds over the first three anniversaries of the date of grant; and

o	a grant of performance stock units (“PSUs”) with a value of $850,000, which PSUs will be earned and vested over three years consistent with the PSUs granted to the Company’s other executive officers in 2024.

•	Ms. Dodd will be entitled to participate in all employee benefit plans and programs to the extent that she meets the eligibility requirements for each individual plan or program.

•	Ms. Dodd will enter into our standard Confidentiality, Assignment of Intellectual Property and Restrictive Covenants Agreement, and then become a participant in our Executive Employee Severance Plan (the “Executive Severance Plan”) at the Chief Executive Officer level of benefits.

Mr. Reuvers

Following his retirement as Chief Executive Officer, Mr. Reuvers will remain on the Board, assuming the Company’s stockholders re-elect him as a director at the Annual Meeting. There are no changes to Mr. Reuvers’ biography set forth on page 12 of the Proxy Statement, other than matters relating to his upcoming retirement as Chief Executive Officer on June 30, 2024.

In connection with Mr. Reuvers’ planned retirement, the Company and Mr. Reuvers entered into a Transition Letter Agreement, dated as of April 23, 2024 (the “Transition Agreement”). The Transition Agreement provides that Mr. Reuvers will continue to serve as the Company’s Chief Executive Officer through June 30, 2024, with the same compensatory and other terms as are currently in effect. However, as a result of Mr. Reuvers’ voluntary retirement, he will not be eligible to earn or receive any payment under the Company’s annual executive bonus plan or any other form of cash incentive compensation for 2024, and his voluntary retirement will not make him eligible to receive any payments or benefits under the Executive Severance Plan or under any other Company severance plan or program.

The Transition Agreement provides that, effective on the Effective Date, Mr. Reuvers will continue to be employed by the Company as an Advisor to the Chief Executive Officer through March 31, 2025, which will be a non-executive role that includes providing transitional and operational assistance. In such role, Mr. Reuvers will be paid an annualized salary of $525,000, subject to applicable withholdings, and will not be eligible to earn or receive any form of cash incentive compensation for 2024 or any subsequent year or to receive any additional equity grants for 2024 or any subsequent year. The Transition Agreement also provides that if Mr. Reuvers becomes ineligible for continued medical, dental or vision coverage under the Company-sponsored plans, then the Company will pay the portion of the premium costs for such coverage under COBRA through the earlier of December 31, 2025 or the date he is no longer eligible to continue COBRA coverage.

The Transition Agreement provides that Mr. Reuvers will not receive any compensation for his Board service through the 2025 Annual Meeting of Stockholders or any subsequent period that he remains employed by the Company.

The Transition Agreement also provides that the equity awards currently held by Mr. Reuvers will continue to be governed by the terms and conditions set forth in the applicable award agreements, including that his equity awards will remain outstanding and continue to vest through the end of his employment or other service with the Company.